Exhibit 4.33

THIS DEED OF ASSIGNMENT is made the 27thday of December, 2002

BETWEEN

(1)	Jesper Limited whose registered office is situate at P.O. Box 71, Craigmuir, Road Town, Tortola, British Virgin Islands (hereinafter called “the Vendor”); and

(2)	ChipMOS Technologies (Bermuda) Limited whose registered office is situate at Cedar House, 41 Cedar Avenue, Hamilton HM12 Bermuda (hereinafter called “the Purchaser”).

WHEREAS

(A)	By a promissory note of 4th November 2002 as varied by a Deed of Variation of 2nd December 2002, MMT is indebted to the Vendor in the principal sum of USD37,500,000.00 in such terms and. conditions therein contained (“the Note”).

(B)	The said principal sum of USD37,500,000.00 together with interest thereon will become due six months after the date of the Note but the said due date may be extended semi-annually with the consent of the Vendor.

(C)	When the said principal sum of USD37,500,000.00 with interest thereon is due and is not repaid by MMT in manner contained under the Note, the Vendor may convert all sum outstanding or any part thereof into ordinary shares of MMT at the conversion rate of USD1.00 for 1 ordinary share of MMT.

(D)	Under the Note, the said principal sum of USD37,500,000.00 with interest thereon will become due on 3rd May 2003.

(E)	The Vendor has agreed with the Purchaser for the absolute sale to it, out of the said principal sum of USD37,500,000.00 under the Note, the sum of USD20,999,255 and interest thereon to become due in manner hereinafter expressed.

NOW THIS DEED WITNESSETH as follows:

1.	In consideration of USD21,014,712.74 paid by the Purchaser to the Vendor (the receipt whereof is hereby acknowledged) the Vendor as beneficial owner assigns to the Purchaser the debt of USD20,999,255 due under the Note together with interest thereon to become due and all other monies hereafter to become payable by force or virtue of the Note and the full right, benefit and advantage of the premises TO HOLD the same unto the Purchaser absolutely, leaving the remaining principal sum of USD16,500,745.00 due under the Note with the Vendor.

2.	The receipt of the Purchaser shall be a good discharge to MMT for the said sum of USD20,999,255 and interest thereon due under the Note hereby assigned.

3.	In consideration of USD1.00 paid by the Purchaser to the Vendor (the receipt whereof is hereby acknowledged), the Vendor hereby grant an option to the Purchaser to purchase from the Vendor the remaining principal sum of USD16,500,745.00 due under the Note together with all interest thereon accrued and all other monies thereafter to become payable by force or virtue of the Note and the full right, benefit and advantage of the premises on or before 26th April 2003 at the consideration of USD16,541,996.86. The option to purchase may be extended to such later date and at such other consideration as shall be mutually agreed by both parties.

4.	This Deed shall be governed by and construed in accordance with the laws of the British Virgin Islands.

IN WITNESS whereof the parties have executed this Deed on the day and year first above written.

SEALED with the Common Seal of the Vendor and signed	) )	For and on behalf of JESPER LIMITED
by	)
in the presence of :-)
Authorized Signature(s)

SEALED with the Common Seal of the Purchaser and signed by	) ) )	For and on behalf of CHIPMOS TECHNOLOGIES (BERMUDA) LTD.
in the presence of :-)

Authorized Signature(s)